TERMINATION AGREEMENT

This termination agreement represents the mutual agreement by Access National Bank and Dean Hackemer ("Employee") to terminate the employment agreement between Access National Mortgage Corporation, a wholly owned subsidiary of Access National Bank, and Dean Hackemer dated March 29, 2005 ("Original Agreement"), and amended April 16, 2007 ("Amended Agreement"). This termination is effective March 14, 2013. Both parties agree that all of the terms and obligations under the Original Agreement or the Amended Agreement will be of no further force and effect, and that the Employee will be employed with Access National Bank as an at-will employee.

IN WITNESS WHEREOF, the parties hereto have each executed this termination agreement on March 14, 2013.

Access National Bank:

By: Michael W. Clarke
President, CEO

Dean Hackemer